Hennessy Advisors, Inc. Reports First Quarter Earnings

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Feb. 11, 2020 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) reported results for its first fiscal quarter of 2020, which ended December 31, 2019. The firm also announced a quarterly dividend of $0.1375 per share, which will be paid on March 6, 2020, to shareholders of record as of February 24, 2020, bringing the stock's annualized dividend yield to 5.3%*.

"The U.S. economy and stock market remain healthy, with fundamentals in place to support a continued bull market," said Neil Hennessy, Chairman and CEO. "To quote Sir John Templeton's famous saying, 'Bull markets are born on pessimism, grow on skepticism, mature on optimism, and die on euphoria.' Over the past 30-plus years, negative annual market performance has largely been driven by euphoria in either real estate or dot coms. I have been saying for a number of years that I see no signs of euphoria in the market. There will likely be moments of volatility, but I remain confident in the strength of the market today and going forward," he added.

"Hennessy Advisors continues to weather the headwinds faced by actively managed mutual funds, including fee compression and investors moving to passively managed funds. Each of our 16 mutual funds posted positive performance in calendar year 2019," added Mr. Hennessy.

"While earnings are down in line with the decline in average assets under management, the underlying financials of our company remain very strong," said Teresa Nilsen, President and Chief Operating Officer. "We continue to repurchase shares at stock prices we believe are undervalued, reduce our debt, and pay a robust quarterly dividend to shareholders," she added.

Summary Highlights (compared to the prior comparable quarter ended December 31, 2018):

  Fully diluted earnings per share decreased 10% to $0.35.
  Total revenue decreased 12% to $10.2 million.
  Total assets under management increased 2% to $5.0 billion.
  Average assets under management, upon which revenue is earned, decreased 11% to $4.9 billion.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2019	Dec. 31, 2018	$ Change	% Change
Total Revenue	$ 10,243,634	$ 11,644,176	$ (1,400,542)	-12.0%
Net Income	$ 2,628,047	$ 3,066,825	$ (438,778)	-14.3%
Earnings Per Share (Diluted)	$ 0.35	$ 0.39	$ (0.04)	-10.3%
Weighted Average Number of Shares Outstanding (Diluted)	7,537,716	7,916,870	(379,154)	-4.8%
Mutual Fund Average Assets Under Management	$ 4,948,290,569	$ 5,584,795,216	$ (636,504,647)	-11.4%

At Period Ending Date	Dec. 31, 2019	Dec. 31, 2018	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 4,978,502,181	$ 4,887,546,767	$ 90,955,414	1.9%
Cash and Cash Equivalents	$ 22,455,402	$ 23,445,886	$ (990,484)	-4.2%
Gross Loan Balance	$ 16,406,250	$ 20,781,250	$ (4,375,000)	-21.1%

* Based on the closing stock price of $10.44 on February 10, 2020, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061